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Exhibit 99.1

[LOGO]	630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel: (212) 319-2800 Fax: (212) 319-2808
4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel: (303) 516-8500 Fax: (303) 530-1296
CONTACT:
NaPro BioTherapeutics, Inc. L. Robert Cohen Vice President, Investor Relations (212) 218-8715
Investors: Lilian Stern Stern Investor Relations (212) 362-1200	Media: Linda Dyson Signova (973) 761-4987
For Immediate Release

NaPro Reports Second Quarter 2003 Results

        Boulder, Colo., August 7, 2003—NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) today announced the results of operations for the second quarter and six months ended July 2, 2003.

        The operating loss for the second quarter of 2003 was $1.8 million compared to $4.4 million for the same quarter last year, representing a 60% improvement year-over-year.

        The net loss for the second quarter of 2003 was $2.1 million, or $(0.07) per share, on sales of $7.6 million. This compares to net income of $3.1 million (including a one-time milestone payment of $8.0 million), or $0.10 per share, on sales of $9.5 million during the comparable quarter in 2002.

        Similarly, for the six months ended July 2, 2003, NaPro reduced its operating loss to $4.3 million, a 61% improvement from the first half of 2002 operating loss of $11.1 million. The net loss for this period was $4.9 million, or $(0.16) per share, on sales of $14.4 million, compared to a loss of $3.6 million (including the one-time milestone payment of $8.0 million), or $(0.12) per share, on sales of $16.2 million for the same period last year.

        "Increased manufacturing efficiencies and cost cutting measures dramatically decreased our operating losses over comparable periods last year," stated Leonard P. Shaykin, NaPro's Chairman and Chief Executive Officer. "The guidance given last November regarding the first half of 2003 proved to be conservative with sales coming in at the high end of the range of $10-$15 million and our net loss per share of $0.16 improved over the guidance of a net loss $0.25-$0.30.

        "The operational and financial measures we have taken, plus the decision to sell our worldwide injectable generic paclitaxel business have allowed us to focus on our core strategy of bringing new therapeutic solutions to those afflicted with cancer and hereditary diseases. Both of these programs are moving forward on plan."

Second Quarter Highlights

        The Company reported several specific advances at this year's American Society of Gene Therapy Annual Meeting in June:

  •
  We announced the development of a clinically-applicable protocol to achieve specific gene alteration in human hematopoietic stem/progenitor cells. These results represent a milestone achieved for NaPro in the development of its procedures for potential treatment of sickle cell disease. NaPro accomplished its initial proof of concept, which was to produce a sickle mutation in normal human hematopoietic stem/progenitor cells and detect the production of sickle hemoglobin.

  •
  We announced the results of a study using our proprietary technology in a novel approach to treating Huntington's disease. The results highlighted the discovery that certain proprietary single-strand oligonucleotides inhibit aggregation and extend the life of neuronal cells by at least 40 percent in a cell culture model system.

        NaPro also announced research collaborations with The Children's Hospital of Philadelphia and with Jefferson Medical College of Thomas Jefferson University, for the development of NaPro's gene editing therapy for patients with sickle cell disease.

About NaPro BioTherapeutics

        NaPro BioTherapeutics, Inc., is a life science company focused in two distinct areas: the development and in-licensing of anti-cancer agents and the development of genomic therapies, primarily through the use of "gene editing" with additional applications in diagnostics, pharmacogenomics, and agribiotechnology.

        The statements in this news release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of the date of this news release, based on currently available information. Such forward looking statements include statements regarding the potential of the paclitaxel business and the sale of the paclitaxel business, continued cost savings as a result of restructuring and other activities, the success of the genomics business and the success of the Company's development activities in the targeted oncology and gene editing areas. Forward looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to all aspects of competition from Bristol-Myers Squibb Company and other producers of paclitaxel and other drugs, delays with or non-approval from regulatory authorities, limitations on the ability to market products because of the intellectual property rights of third parties, the amount and timing of paclitaxel sold to our marketing partners, technological advances in cancer treatment and drug development that may make paclitaxel and/or our future products obsolete, the ability to obtain maintain and enforce patents, and the risk that developments in the company's business will require new investment that may offset the expected expense reductions. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission, which are incorporated by reference, including the Company's Annual Report on Form 10-K and 10-K/A for the year ending December 31, 2002 filed with the Securities and Exchange Commission on March 27 and April 30, 2003. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

NaPro BioTherapeutics, Inc.
Balance Sheets
(In thousands)

	July 2, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,836	$6,762
Accounts receivable, net of allowance for doubtful accounts	8,097	9,340
Inventory	6,871	9,397
Prepaid expense and other current assets	1,530	977

Total current assets	22,334	26,476
Property, plant and equipment, net	11,154	13,731
Inventory—raw materials	6,106	3,781
Other assets	3,097	1,340

Total assets	$42,691	$45,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$29,356	$7,633
Notes payable—long term	81	19,861
Deferred income—long term	5,327	5,887
Convertible debentures	5,418	5,151
Total stockholders' equity	2,509	6,796

Total liabilities and stockholders' equity	$42,691	$45,328

NaPro BioTherapeutics, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2003	June 30, 2002	July 2, 2003	June 30, 2002
Product sales	$7,561	$9,490	$14,449	$16,226
Expenses:
Cost of sales	4,107	7,029	7,441	14,129
Research and development	2,495	4,035	5,490	8,328
General and administrative	2,755	2,869	5,819	4,913

	9,357	13,933	18,750	27,370

Operating (loss) income	(1,796)	(4,443)	(4,301)	(11,144)
Other income (expense):
License fee income	280	8,010	560	8,360
Interest income	18	82	47	151
Interest expense	(632)	(594)	(1,186)	(975)

Net loss	$(2,130)	$3,055	$(4,880)	$(3,608)

Basic (loss) income per share	$(0.07)	$0.10	$(0.16)	$(0.12)

Diluted (loss) income per share	$(0.07)	$0.10	$(0.16)	$(0.12)

Basic weighted average shares outstanding	30,507	29,724	30,221	29,408

Diluted weighted average shares outstanding	30,507	31,465	30,221	29,408

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  Exhibit 99.1
NaPro Reports Second Quarter 2003 Results